Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated February 3, 2012

(Supplementing Preliminary Prospectus Dated January 23, 2012)

Registration No. 333-177332

This free writing prospectus should be read together with the preliminary prospectus, dated January 23, 2012, relating to the initial public offering of common stock by ChemoCentryx, Inc. (the “Preliminary Prospectus”), included in Amendment No. 3 to the Registration Statement on Form S-1 (File No. 333-177332). The following information supplements and updates the information contained in the Preliminary Prospectus.

Recent Development Regarding ChemR23 Program

Based on unblinded clinical trial data with respect to our recently completed Phase I clinical trial of single oral doses of 1mg, 3mg, 10mg, 30mg, and 100mg of CCX832 in 40 healthy subjects, we and our strategic alliance partner, Glaxo Group Limited, or GSK, an affiliate of GlaxoSmithKline, have determined not to further advance the development of CCX832 or its two designated back-up compounds. CCX832 targets the chemo-attractant receptor known as ChemR23 and is one of our four drug candidates subject to an option we granted to GSK for development and commercialization. Both we and GSK continue to have interest in further discussing possible strategic opportunities with respect to ChemR23. We intend that the proceeds from our initial public offering that otherwise would have been allocated to a Phase II proof-of-concept trial for CCX832 will instead be allocated to the advancement of CCX168 and CCX662 through Phase II proof-of-concept trials and the further exploration of our ChemR23 program.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. This registration statement can be accessed through the following link: http://sec.gov/Archives/edgar/data/1340652/000119312512020446/d237820ds1a.htm. Before you invest, you should read the prospectus in that registration statement and other documents we have filed with the SEC for more complete information about us and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, we will arrange to send you the prospectus if you request it by calling us at 1-650-210-2900.